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                                                                   EXHIBIT 10.06


                               THE ST. JOE COMPANY
                        1650 Prudential Drive, Suite 400
                        Jacksonville, Florida 32201-1380

                                January 27, 1999

Mr. Kevin M. Twomey
1601 Emerald Bay                            PERSONAL & CONFIDENTIAL
Laguna Beach, CA 91108

Dear Kevin:

         The St. Joe Company (the "Company") is pleased to offer you employment on the following terms.

1. Position. You will serve in a full-time capacity as President and Chief Financial Officer for St. Joe and its wholly owned subsidiaries. You will report directly to Peter S. Rummell. Your duties will include those as assigned by the Chief Executive Officer.

2. Salary. You will be paid a salary at the annual rate of $450,000 (the "Base Salary"), payable in accordance with the Company's standard payroll practices for salaried employees. This salary will be subject to reevaluation on each April 1, commencing April 1, 2000. It may be increased but not reduced during your employment, pursuant to the Company's employee compensation policies in effect from time to time. You will also receive a car allowance of $1,000 per month (gross) in addition to your base salary. This allowance constitutes the full and complete reimbursement of all car expenses by the Company. This allowance will not be included as wages in the calculation of any benefits or compensation plans.

3. Bonus. You will be eligible to participate in the Company's annual discretionary bonus plan,


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         which is based on overall Company performance, Division performance and individual performance for the calendar year with an award range of 0% to 75% of your Base Salary. This award range will not be reduced during your employment with the Company.

4. Stock Options. Subject to the approval of the Company's Board of Directors, you will be granted a nonstatutory option to purchase 500,000 shares of the Company's Common Stock. The exercise price per share will be equal to the closing price on the date previous to the date the Committee grants the option. Twenty percent of the option shares vest on the first anniversary of the vesting commencement date (February 12, 1999) and an additional twenty percent will vest on each subsequent anniversary of the vesting commencement date. The option will have a 10-year term.

5. Restricted Stock. Subject to the approval of the Company's Board of Directors, you will be granted 100,000 shares of restricted common stock. Forty percent of the restricted shares vest on the second anniversary of the vesting commencement date (February 12, 1999) and an additional twenty percent of the restricted shares will vest on each subsequent anniversary of the vesting commencement date. Except as provided below, any non-vested Restricted Shares automatically revert to the Company (without any payment) when your service as an employee of the Company or a subsidiary of the Company terminates.

6. Effect of Change in Control, Termination, Disability or Death. In the event of a change in
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         control of the Company as defined in Exhibit A (attached) or a termination of Employee's employment without cause, or disability, or upon Employee's death, subject to Section 13 and 14 herein, the vesting of the nonstatutory stock option and restricted stock will accelerate, and Employee will be owner and holder of such stock option and restricted stock without restrictions. In the event of the involuntary termination of Employee's employment for cause as set forth in Section 12 herein, or the Employee's voluntary termination of his employment, all of the nonstatutory stock options and restricted stock that had not vested in Employee at that time will lapse, and Employee will have no right in same. All of the option shares will be registered under the Securities Act of 1933 on or before the date when the first installment of the option vests.

7. Stock Options Plans. The terms of the St. Joe Company 1997 and/or 1998 Stock Incentive Plans shall apply to this Agreement, and shall control in all instances except where specifically in conflict with the language of this Agreement in which case the language of this Agreement shall control.

8. Benefits. You and your family will be eligible for all benefit programs and perquisites that are offered from time to time to similarly situated officers of the Company.

9. Expense Reimbursement. You will be eligible for reimbursement of necessary and reasonable business expenses subject to Company policy.
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10.      Relocation Benefits. Your relocation package will include packing and shipment of your office and household goods from Laguana Beach, California to Jacksonville and storage for up to 180 days, reimbursement of all reasonable and customary expenses associated with the sale of your primary residence in Laguana Beach and the purchase of a primary residence in Jacksonville. This includes up to two mortgage points to "buy down" your mortgage and up to one point in origination fees. In the event that you purchase a home in Jacksonville prior to the sale of your home in Laguana Beach the Company will provide you with an interest free "bridge loan" equivalent to the down payment on the purchase of your new home. This loan is to be reimbursed upon the sale of your home in Laguana Beach. You will receive temporary housing (not including meals and incidentals) in a Company apartment in Jacksonville through April 30, 1999. This date may be extended by the Company. Prior to shipment of your primary household goods, we will ship two automobiles from Laguana Beach and a partial shipment of household goods to Jacksonville. We will provide a rental automobile in Jacksonville until these cars arrive. You will be entitled to receive from the Company a gross-up payment equal to all federal and state taxes imposed on the reimbursement of nondeductible relocation costs and on the gross-up payment itself. The intent of the preceding sentence is to hold you harmless, in an after-tax basis, from the tax impact of all reimbursements of nondeductible relocation costs.

11. Period of Employment. Your employment with the Company will be "at will," meaning that
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         either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without cause, upon 30 days' written notice. Any contrary representations which may have been made to you are superseded by this offer. Except for other specific provisions of this Agreement relating to termination, this is the full and complete Agreement between you and the Company on this term. The
         "at will" nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company.

12. Severance Pay. Notwithstanding Paragraph 11, in the event that the Company terminates your employment without your consent for any reason other than cause or disability, you will receive severance pay in a lump sum in an amount equal to 150% of your Base Salary at the rate in effect at the time of your termination, plus 50% of the amount of any bonus awarded you the prior year (in the event that you are terminated under this paragraph prior to receiving any bonus payment, you will be entitled to a payment equivalent to 30% of your then current base salary); less any severance payments under the Company's standard severance program, provided; however, if you receive or are entitled to receive payment under a severance agreement with the Company that provides payments or benefits under a Change in Control then no payments shall be made to you under this Paragraph 9.

         If termination of your employment is subject to this paragraph, the Company will provide you and your family health insurance coverage, including, if applicable, COBRA
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         reimbursement and disability insurance coverage under the applicable
         Company plans for a period of 12 months following termination or until you start other full time employment, whichever is earlier. For purposes of this Agreement, "cause" means gross negligence, misconduct, non-feasance, a material breach of this Agreement, conviction following final disposition of any available appeal of a felony, or pleading guilty or no contest to a felony.

13. Termination Upon Death. In the event of your death during your employment, this Agreement shall terminate and the Company shall only be obligated to pay your estate or legal representative the Base Salary provided for herein to the extent earned by you prior to such event.

                  However, the Company may pay your estate or legal representative a bonus which you may have earned prior to your death.

14. Disability. If you are unable to perform the services required of you as a result of any disability and such disability continues for a period of 120 or more consecutive days or an aggregate of 180 or more days during any 12-month period during your employment, the Company shall have the right, at its option, to terminate your employment. Unless and until so terminated, during any period of disability during which you are unable to perform the services required of you, your salary shall be payable to the extent of, and subject to, Company's policies and practices then in effect with regard to sick leave and
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         disability benefits.

15. Insurance and Indemnification. The Company will indemnify you for your actions as a Company employee or officer pursuant to Company policy and, prior to commencement of your service, will confirm it has in place adequate insurance coverage acceptable to you for your actions as a Company employee or officer.

16. Outside Activities. While employed by the Company, you will not engage in any other employment, or business activity for compensation without the written consent of the Company. While employed by the Company, you also will not compete with or assist any person or organization in competing with the Company, in preparing to compete with the Company, or in hiring any employees of the Company.

17. Withholding Taxes. All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withhold and payroll taxes.

18. Entire Agreement. This Agreement contains all of the terms of your employment with the Company and supersedes any prior understandings or agreements, whether oral or written, between you and the Company.

19.      Amendment and Governing Law. This Agreement may only be amended or modified by
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         an express written agreement signed by you and a duly authorized officer of the Company. The terms of this Agreement and the resolution of any disputes will be governed by Florida law.

         We hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms and accept this offer by signing and dating the enclosed duplicate original of this letter and returning it to me. As required by law, your employment with the Company is also contingent upon your providing legal proof of your identity and authorization to work in the United States. This offer, if not accepted, will expire at the close of business on Monday, February 1, 1999.

                                     Very truly yours,


                                     THE ST. JOE COMPANY

                                     By:
                                        ---------------------------------------
                                         Michael F. Bayer
                                         Vice President - HR and Administration


I have read and accept this employment offer:


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Signature of Kevin M. Twomey
Dated:                , 1999
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